ICC24 7820-PB PERFORMANCE BOOST WITH BUFFER CREDITING METHOD Thank you for choosing Jackson National Life Insurance Company®, also referred to as "the Company". This crediting method endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: "BUFFER. The Buffer is an Index Adjustment Factor. The Buffer is the allowable decrease in Index price before a negative Index Adjustment is credited to the Index Account Option value at the end of the Index Account Option term, expressed as a percentage. If the Performance Boost with Buffer Crediting Method is elected, the declared Buffer percentage(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. PERFORMANCE BOOST CAP RATE (PBCR). The PBCR is an Index Adjustment Factor that represents the maximum Index Adjustment that will be credited to the Index Account Option value at the end of each Index Account Option term, expressed as a percentage. This limits the positive Index Adjustment that may be credited to the Index Account Option value. The PBCR is declared at the beginning of the Index Account Option term. If the Performance Boost with Buffer Crediting Method is elected, the declared PBCR(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. If the Performance Boost Cap Rate is uncapped, no maximum applies. PERFORMANCE BOOST RATE (PBR). The PBR is an Index Adjustment Factor that represents the amount that will be added to the Index Return, expressed as a percentage, that will increase the value of the Index Adjustment credited to the Index Account Option value (up to the stated Performance Boost Cap Rate) at the end of each Index Account Option term, if the performance criteria are met. The PBR will be equal to the Buffer percentage. The PBR is declared at the beginning of the Index Account Option term. If the Performance Boost with Buffer Crediting Method is elected, the declared PBR(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. ENDORSEMENT

ICC24 7820-PB 2 PERFORMANCE BOOST WITH BUFFER CREDITING METHOD. The Performance Boost with Buffer Crediting Method credits an Index Adjustment to the Index Account Option value at the end of the Index Account Option term based on the following Index performance criteria. When the Index performance is positive, it will result in a positive Index Adjustment equal to the positive Index performance plus the PBR percentage up to a maximum of the PBCR. When the Index performance is zero or negative, but not in excess of the Buffer, it will result in an Index Adjustment equal to the negative Index performance plus the PBR percentage up to a maximum of the PBCR. Negative Index performance in excess of the Buffer percentage will result in a negative Index Adjustment." 2) The following language is added to the CONTRACT OPTION PROVISIONS of the Contract. "Index-linked returns do not include the portion of returns generated by the underlying Index that come from dividends. The Index Adjustment Factors used in determining the Index Adjustment are not guaranteed and can be changed by the Company on any Index Account Option Term Anniversary, subject to the guarantees in the Supplemental Contract Data pages. Any such changes can affect the Index Adjustment. The Index Adjustment is determined as follows: Performance Boost with Buffer On the Index Account Option Term Anniversary, the Index Adjustment to the Index Account Option value will be calculated according to the following formula using the definitions below. Index Adjustment = IF (Pe - Pb) / Pb ≥ -B THEN If uncapped (no PBCR) = IOCB x [(Pe - Pb) / Pb + PBR] Else = IOCB x MINIMUM [PBCR, (Pe - Pb) / Pb + PBR], IF (Pe - Pb) / Pb < -B THEN = IOCB x [(Pe - Pb) / Pb + B] Pb = the Index price at the beginning of the Index Account Option term. Pe = the Index price on the Index Account Option Term Anniversary. IOCB = the Index Option Crediting Base on the Index Account Option Term Anniversary. PBCR = the PBCR declared at the beginning of the Index Account Option term. B = the Buffer declared at the beginning of the Index Account Option term. PBR = the PBR declared at the beginning of the Index Account Option term. During the Index Account Option term: During the Index Account Option term, the Index Account Option value will be equal to the Interim Value. The Interim Value will be equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy. FIXED INCOME ASSET PROXY. The Fixed Income Asset Proxy is calculated using the definitions below. IOCB is the Index Option Crediting Base on the date the Interim Value is calculated.

A is the Market Value, as of the close of the Business Day at the beginning of the Index Account Option term, of a hypothetical portfolio of options designed to replicate the Index Adjustment.

B is the Index Option Crediting Base at the beginning of the Index Account Option term.

C is the number of days elapsed in the Index Account Option term on the date the Interim Value is calculated.

D is the total number of days in the Index Account Option term.

E is the daily interest rate credited to the Fixed Income Asset Proxy during the Index Account Option term. E is calculated as follows:

$$\mathrm{E} = \left(\frac{\mathrm{B}}{\mathrm{B} - \mathrm{A}}\right)^{\frac{1}{\mathrm{D}}} - 1$$

The Fixed Income Asset Proxy is calculated as:

$$\text{Fixed Income Asset Proxy} = \mathrm{IOCB} \times \left(1 - \frac{\mathrm{A}}{\mathrm{B}}\right) \times (1 + \mathrm{E})^{\mathrm{C}}$$

DERIVATIVE ASSET PROXY. The Derivative Asset Proxy is equal to the Market Value, on the date the Interim Value is calculated, of a hypothetical portfolio of options designed to replicate the Index Adjustment. The Derivative Asset Proxy uses a fair value methodology to value the replicating portfolio of options that support this product. The Company determines the methodology used to determine the Market Value of the options, which may result in values that vary, higher or lower, from other estimated values or the actual selling price of identical derivatives. Such variance may differ based on Index Adjustment Factors and may change from day to day. Valuation of the options is based on standard methods for valuing derivatives using market consistent inputs. The hypothetical portfolio consists of the following options:

- IMC - Call options with a strike price equal to (1 - PBR)% of the initial Index price
- PBC - Call options with a strike price equal to (1 + PBCR - PBR)% of the initial Index price
- OMP - Put options with a strike price equal to (1 - Buffer)% of the initial Index price

The Market Value of the Derivative Asset Proxy includes the estimated cost associated with selling the hypothetical portfolio of options prior to the end of the Index Account Option Term.

The Market Values of all options in the hypothetical portfolio are combined to calculate the Derivative Asset Proxy as follows:

$$\text{Derivative Asset Proxy} = \mathrm{IMC} - \mathrm{PBC} - \mathrm{OMP}$$

The Interim Value will be calculated each Business Day during the Index Account Option term."

Signed for the
Jackson National Life Insurance Company

Laura Prieskorn

President

ICC24 7820-PB 3